Exhibit 99.15

Pazoo Expands Video Content, Finishes Shooting First 11 Fitness Exercise Videos for Pazoo Video Channel

Cedar Knolls, NJ, March 12, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce it has finished shooting its first 11 fitness exercise videos for Pazoo’s Video Channel on www.pazoo.com as well as for Pazoo’s new YouTube Channel.

Pazoo just completed shooting these fitness exercise videos with current Pazoo Strength and Conditioning Expert Ali Ghavami.  Ali is one of the founders of Kaeos Fitness where he and his talented team of fitness professionals put together the fitness videos.  These fitness videos are being edited now and will be available for viewing as early as March 21, 2014.

Pazoo will be shooting at least another 10 videos with Pazoo Healthy Cooking Celebrity Chef Eric LeVine on Thursday March 13.  The focus of these videos will be healthy cooking and healthy recipes.  This will be the start of many new videos coming to Pazoo.com.  The demand from our website visitors to provide new and fresh health and wellness content has been overwhelming.  The new Pazoo Video Channel and Pazoo YouTube Channel will greatly expand the health and wellness content we provide to our visitors.  The new videos will focus on everything from exercise and fitness, to healthy cooking, to pet training and pet care.  Pazoo is extremely excited to be launching this section of the website.

Pazoo Strength and Conditioning Expert Ali Ghavami stated, “Kaeos Fitness has been evolving their training since 2006. Kaeos combines the right balance of consistent strength training with current fitness trends in an environment that is welcoming. This balanced style has attracted celebrity clients including rapper Q-Tip, singer Jay Sean, reality TV star Tahiry, and radio personality Angie Martinez. Kaeos worked with Pazoo to highlight some these strength training movements that have remained a constant at Kaeos Fitness including the squat, bench press, deadlift and a few other movements.

Set small goals that are achievable and vary the focus of your goals, do this over and over and the difference will be incredible.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn

Phone: 1-855-PAZOO-US

Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: March 12, 2014